UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

JPMorgan Trust I

J.P. Morgan Exchange-Traded Fund Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:
☐	Fee paid with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

Inbound Line Messaging

Inbound – Closed Recording

Thank you for calling the JPMorgan U.S. Research Enhanced Equity Fund and the JPMorgan U.S. Research Enhanced Large Cap ETF proxy voting line. Our offices are now closed. Please call us back during our normal business hours, which are, Monday through Friday, 10:00 a.m. to 11:00 p.m. Eastern time. Thank you and have a nice day.

Inbound – Call in Queue Message

Thank you for calling the JPMorgan U.S. Research Enhanced Equity Fund and the JPMorgan U.S. Research Enhanced Large Cap ETF proxy voting line. Our proxy specialists are currently assisting other shareholders. Your call is important to us. Please continue to hold and your call will be answered in the order in which it was received.

End of Campaign Message

Thank you for calling the JPMorgan U.S. Research Enhanced Equity Fund and the JPMorgan U.S. Research Enhanced Large Cap ETF proxy voting line. The Special Joint Meeting of Shareholders scheduled for June 4, 2026 has concluded. As a result, this toll-free number is no longer in service for proxy related shareholder calls. If you have questions about your investment, please contact your Financial Advisor or call J.P. Morgan directly at 1-800-480-4111. Thank you.

Outbound Call Script

Hello, my name is (CSR FULL NAME). May I please speak with (SHAREHOLDER’S FULL NAME)? (Repeat the greeting if necessary)

I am calling on a recorded line regarding your current investment in the [CSR will insert correct Fund name]. Materials were sent to you for the upcoming Special Joint Meeting of Shareholders scheduled for June 4, 2026. We have not yet received your vote. The Board of Trustees recommends a vote IN FAVOR of the proposal. Would you like to vote along with their recommendation?

(Pause for response)

If YES: If we identify any additional accounts before the meeting, would you like to vote them the same way as today?

(Proceed to confirming the vote)

If NO or the shareholder hasn’t received the info:

The meeting is being held to act on the proposal to change the fund from a diversified company to a non-diversified company by eliminating the related fundamental investment policy.

The Board of Trustees has reviewed and approved the proposal. Further, the Board has determined that the proposal is in the best interests of the fund and unanimously recommends that shareholders vote “FOR” the change.

The investment objective and investment strategies for the fund will not change due to approval of the proposal and the portfolio management teams currently intend to manage the fund using the substantially similar risk and volatility guidelines it has used managing the fund while it has been classified as diversified. In addition, while the fund’s fundamental investment policy on diversification would be eliminated, all other fundamental investment policies will remain unchanged.

The Board recommends a vote IN FAVOR of the proposal. Would you like to vote along with their recommendation?

(Pause for response and address any questions)

If the shareholder still chooses not to vote:

I understand. Thank you and have a good day.

If the shareholder is unavailable:

We can be reached toll-free at 1-888-394-3290, Monday to Friday, 10:00 AM to 11:00 PM Eastern. Thank you and have a good day.

Confirming the vote:

I am recording your vote (recap voting instructions).

For confirmation, please state your full name. (Pause)

According to our records, you reside in (city, state, zip). (Pause)

To confirm your address for the letter, please state your street address. (Pause)

Thank you. You will receive written confirmation in 3 to 5 business days. Please review and retain it. If you have questions, call the toll-free number in the letter. Your vote is important and appreciated. Have a good (morning/afternoon/evening).

Outbound Voicemail Script

Hello.

I am calling on behalf of your current investment in the JPMorgan U.S. Research Enhanced Equity Fund and the JPMorgan U.S. Research Enhanced Large Cap ETF [CSR will insert correct Fund name].

The Special Joint Meeting of Shareholders is scheduled to take place on June 4, 2026. All shareholders are being asked to consider and vote on an important matter. As of today, your vote has not been registered.

Your vote is important.

Please contact us as soon as possible, toll-free at 1-888-394-3290, Monday through Friday between the hours of 10:00AM and 11:00PM Eastern time to cast your vote.

Thank you and have a good day.